                                                                EXHIBIT 99.1


[NEWCOR LOGO]  NEWS RELEASE NEWS RELEASE NEWS RELEASE NEWS RELEASE
-------------------------------------------------------------------------------
For additional information call: Newcor, Inc. 4850 Coolidge Hwy., Suite 100, Royal Oak, MI 48073 Tel: 248-435-4269 FAX: 248-435-5385


                      NEWCOR, INC. FILES PROPOSED JOINT
                      CHAPTER 11 PLAN OF REORGANIZATION


         ROYAL OAK, MICHIGAN--October 15, 2002--Newcor, Inc. today reported that it and its wholly-owned subsidiaries, as debtors and debtors-in-possession, filed a proposed Joint Plan of Reorganization in their chapter 11 cases pending before the United States Bankruptcy Court for the District of Delaware.

         The Plan provides for Newcor to continue as a going concern and results in a significant reduction of debt from Newcor's capital structure. Specifically, the Plan provides for the cancellation of $125 million of senior notes and a distribution of $28 million of new notes to holders of allowed unsecured claims.

         As described more fully in the Plan, the Plan provides for, among other things, holders of administrative claims, priority tax claims, priority non-tax claims, and secured creditors to be paid in full. Holders of unsecured claims are to receive their pro-rated share of the $28 million of new notes and $20 million in cash, of which $6 million shall be from a rights offering, that will be guaranteed by EXX, Inc.

         Mr. James J. Connor, President and co-Chief Executive Officer of Newcor stated: "The filing of our Plan of Reorganization is a significant step toward exiting the bankruptcy process. Under the proposed Plan Newcor will emerge a financially stronger company with no disruption of parts and services that we now provide our customers." Mr. Connor continued, "The company thanks all of our customers, our employees and our suppliers as we continue through this financial reorganization."

         Confirmation of the Plan is subject to the requisite vote of creditors and approval by the Bankruptcy Court. The foregoing discussion is qualified in its entirety by reference to the specific provisions of the Plan, which are subject to change before a proposed definitive Plan and related Disclosure Statement are mailed to Newcor's creditors and shareholders.

         Newcor, headquartered in Royal Oak, Michigan, designs and manufactures precision machined parts, molded rubber and plastic products, as well as custom machines and manufacturing systems.

         Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involved in Newcor's business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in filings by Newcor with the Securities and Exchange Commission.